Exhibit 99.1

        ConocoPhillips Reports Third-Quarter Net Income of $3.8 Billion


    HOUSTON--(BUSINESS WIRE)--Oct. 26, 2005--ConocoPhillips (NYSE:COP)


                         Earnings at a glance

                     Third Quarter                Nine Months
----------------------------------------------------------------------
                  2005          2004           2005          2004
----------------------------------------------------------------------
Income from
 continuing
 operations  $3,804 million 2,011 million $9,858 million 5,627 million
Income from
 discontinued
 operations  $   (4)           (5)        $   (8)           70
Net income   $3,800         2,006         $9,850         5,697
----------------------------------------------------------------------
Diluted
 income per
 share
 Income from
  continuing
  operations
  (a)         $2.68          1.43          $6.94          4.03
 Net
  income(a)   $2.68          1.43          $6.94          4.08
----------------------------------------------------------------------
Revenues      $49.7 billion  34.7 billion $131.2 billion  96.8 billion
----------------------------------------------------------------------
(a) Per-share amounts in all periods reflect the impact of a 2-for-1 stock split on June 1, 2005.



    ConocoPhillips (NYSE:COP) today reported third-quarter net income of $3,800 million, or $2.68 per share, compared with $2,006 million, or $1.43 per share, for the same quarter in 2004. Total revenues were $49.7 billion, versus $34.7 billion a year ago.
    Income from continuing operations for the third quarter was $3,804 million, or $2.68 per share, compared with $2,011 million, or $1.43 per share, for the same period a year ago.
    "During the quarter, our U.S. Gulf Coast operations were significantly impacted by Hurricanes Katrina, Rita and Dennis. Despite these impacts, our overall operating performance for the quarter was good, and we continued to benefit from the strong commodity price environment," said Jim Mulva, chairman and chief executive officer. "We produced 1.79 million BOE per day, including 1.52 million BOE per day from our Exploration and Production segment and an estimated 0.27 million BOE per day from our LUKOIL Investment segment. Worldwide refining crude oil capacity utilization rate was 95 percent.
    "Our financial position continues to steadily improve, and our return on capital employed remains strong and competitive. We ended the quarter with a debt-to-capital ratio of 21 percent. During the quarter, we generated $6.1 billion in cash from operations, spent $3.6 billion in capital projects and investments, paid $430 million in dividends, reduced debt by $516 million and repurchased $588 million of ConocoPhillips common stock."
    For the first nine months of 2005, net income was $9,850 million, or $6.94 per share, versus $5,697 million, or $4.08 per share, for 2004. Income from continuing operations was $9,858 million, or $6.94 per share, compared with $5,627 million, or $4.03 per share, for the same period a year ago. Total revenues were $131.2 billion, versus $96.8 billion a year ago.

    The results for ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    Third-quarter financial results: E&P income from continuing operations was $2,288 million, up from $1,929 million in the second quarter of 2005 and up from $1,420 million in the third quarter of 2004. The increase from the second quarter of 2005 and the third quarter of 2004 primarily was the result of higher realized crude oil and natural gas prices, partially offset by the impact of high natural gas prices on inventory positions, higher depreciation, depletion and amortization, hurricane impacts, and increased production taxes driven by high commodity prices. Third-quarter results also benefited from increased crude oil sales versus the same period last year.
    Daily production, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 1.52 million barrels of oil equivalent (BOE) per day, slightly lower than the prior quarter and higher than the 1.48 million BOE per day in the third quarter of 2004. Compared with the previous quarter, the company experienced approximately 50,000 BOE per day of greater output from the Timor Sea, Magnolia and Vietnam. These increases were more than offset by 30,000 BOE per day of planned and unplanned downtime in the United Kingdom, 20,000 BOE per day of downtime as a result of Hurricanes Katrina, Rita and Dennis, and 10,000 BOE per day of normal seasonal decline as well as planned and unplanned downtime in Alaska. In addition, the impacts of production-sharing contracts in Indonesia, driven by higher prices, continued to lower production volumes, compared with the second quarter of 2005.
    The increase from the third quarter of 2004 was primarily due to less scheduled maintenance in Alaska and Norway, and greater output from Australia, Venezuela, Lower 48 and Indonesia, despite the impact of commodity prices on Indonesian production-sharing contracts. These increases were partially offset by downtime in the United Kingdom.
    Nine-months financial results: E&P income from continuing operations for the first nine months of 2005 was $6,004 million, up from $4,031 million in 2004, primarily due to higher realized crude oil and natural gas prices and oil sales volumes, partially offset by higher depreciation, depletion and amortization, the impact of higher commodity prices on production taxes, and reduced income tax benefits.

    Midstream

    Third-quarter financial results: Midstream income from continuing operations was $88 million, up from $68 million in the prior quarter and up from $38 million in the third quarter of 2004. The primary reasons for the improvement over the previous quarter were higher natural gas liquids prices and increased ownership interest in Duke Energy Field Services, LLC (DEFS). These improvements were partially offset by lower volumes due to the Canada Empress system disposition. The increase over the third quarter of 2004 primarily was due to higher natural gas liquids prices in both DEFS' and the company's consolidated operations, increased ownership in DEFS and the absence of impairments recorded in the third quarter of 2004. These improvements were partially offset by the Canada Empress system disposition.
    Nine-months financial results: Midstream income from continuing operations for the first nine months of 2005 increased to $541 million, from $135 million in 2004. The increase primarily was due to a net gain of $300 million to ConocoPhillips in the first quarter of 2005 associated with the DEFS restructuring, as well as the company's increased ownership in DEFS. In addition, natural gas liquids prices in both DEFS and the company's consolidated operations were higher in the first nine months of 2005, compared with the first nine months of 2004.

    Refining and Marketing (R&M)

    Third-quarter financial results: R&M income from continuing operations was $1,390 million, up from $1,110 million in the previous quarter and $708 million in the third quarter of 2004. The increase from the second quarter of 2005 and the third quarter of 2004 primarily was the result of improved worldwide refining margins, partially offset by lower worldwide marketing margins. Although industry crack spreads improved significantly during the quarter, realized margins do not reflect the full benefit of stronger gasoline spot prices as the company's refining configuration yields less gasoline than assumed in the market cracks.
    In addition, downtime at the company's three Gulf Coast refineries due to Hurricanes Katrina, Rita and Dennis resulted in lower U.S. refining throughput. The impact of the heavy-light crude oil differentials was similar to that of the second quarter of 2005, while energy costs increased from both the second quarter of 2005 and the third quarter of 2004. Worldwide marketing results declined sharply, mainly because the company's domestic wholesale and retail prices did not increase as rapidly as gasoline and diesel spot prices.
    Domestically, third-quarter realized refining margins significantly improved relative to the second quarter. U.S. refineries operated at 93 percent of crude oil capacity as hurricane-related downtime impaired third-quarter throughputs. Before-tax turnaround costs were $53 million in the third quarter, compared with $65 million in the previous quarter. In addition, realized U.S. wholesale marketing margins were significantly lower. U.S. marketing earnings were negatively affected by a $16 million impairment resulting from the discontinuation of a marketing incentive program.
    Internationally, third-quarter realized refining margins improved over the second quarter, while the refining crude oil capacity utilization rate increased by 7 percent. Lower marketing margins also impacted international results.
    Worldwide, R&M's refinery crude oil capacity utilization rate averaged 95 percent, compared with 97 percent in the previous quarter and 94 percent in the third quarter of 2004. Before-tax turnaround costs were $53 million in the third quarter of 2005, versus $106 million in the second quarter.
    Nine-months financial results: R&M income from continuing operations for the first nine months of 2005 increased to $3,200 million, compared with $1,990 million in the first nine months of 2004. The increased earnings were driven by higher worldwide refining margins, partially offset by higher utility costs, unfavorable inventory impacts, lower worldwide marketing margins, and foreign exchange losses.

    LUKOIL Investment

    Third-quarter financial results: Income from continuing operations in the third quarter of 2005 was $267 million, up from $148 million in the prior quarter. This represents ConocoPhillips' estimate of the company's 14.2 percent weighted average equity share of LUKOIL's income for the third quarter based on market indicators and historical production trends for LUKOIL. The improvement from the prior quarter was attributable to higher realized price estimates, an increased equity ownership position and an increase based on LUKOIL's reported second-quarter results. At the end of the third quarter, the company's equity ownership in LUKOIL was 14.8 percent.
    ConocoPhillips' equity share of LUKOIL's estimated BOE production was 266,000 per day and its share of estimated daily refining crude oil throughput was 138,000 barrels per day.

    Chemicals

    Third-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC (CPChem), reported income from continuing operations of $13 million, compared with $63 million in the second quarter of 2005 and $81 million in the third quarter of 2004. The decrease from the second quarter was largely due to lower margins from olefins and polyolefins, the effects of hurricane-related plant shutdowns, and higher utility costs. The decrease from the third quarter of 2004 reflects higher utility and maintenance costs, the effects of hurricane-related plant shutdowns, and lower margins from aromatics and styrenics.
    Nine-months financial results: During the first nine months of 2005, the Chemicals segment had income from continuing operations of $209 million, compared with $166 million for the same period a year ago. The improvement primarily was due to higher margins in olefins and polyolefins, partially offset by higher utility costs, higher maintenance costs and lower overall volumes.

    Emerging Businesses

    The Emerging Businesses segment results from continuing operations were slightly positive in the third quarter of 2005, compared with losses of $8 million in the second quarter of 2005 and $27 million in the third quarter of 2004. Improved results from international and domestic power operations contributed to the improvement from second quarter and the reduced operating losses, compared with the third quarter of 2004.

    Corporate and Other

    Third-quarter after-tax Corporate expenses from continuing operations were $242 million, compared with $179 million in the previous quarter and $209 million in the third quarter of 2004. The increased charges in the third quarter primarily were driven by $42 million in after-tax premiums incurred on the early retirement of debt, as well as increased benefit-related charges and unfavorable foreign exchange impacts. The increase from the third quarter of 2004 primarily was the result of negative foreign exchange impacts and increased benefit-related charges, partially offset by lower net interest expense.
    Total debt at the end of the third quarter was $13.5 billion, down approximately $0.5 billion from the previous quarter and $1.5 billion below the year-end 2004 level. At the end of the third quarter, the company's debt-to-capital ratio was 21 percent, down from 22 percent at the end of the second quarter.
    The company's tax provision for the third quarter of 2005 was $2.8 billion, resulting in an effective tax rate of 42.0 percent. This is compared with 42.4 percent in the previous quarter and 45.1 percent in the third quarter of 2004.

    Discontinued Operations

    Third-quarter financial results: Third-quarter losses from discontinued operations were $4 million, compared with income of $7 million in the second quarter and losses of $5 million in the third quarter of 2004.
    Nine-months financial results: During the first nine months of 2005, discontinued operations had a loss of $8 million, compared with income of $70 million for the same period a year ago. The decrease is attributable primarily to 2004 asset sales.

    Outlook

    Mr. Mulva concluded:

    "Efforts to restore operations impacted by Hurricanes Katrina and Rita continue. The company-operated Magnolia field and the Sweeny refinery have returned to normal operations. The Lake Charles refinery is expected to return to normal operations by next week. The company-operated Green Canyon and partner-operated Ursa fields remain shut-in, pending full assessment and infrastructure coming back online. The company's Alliance refinery is expected to begin partial operation in December and return to full operation in early 2006.
    "We expect our production in the fourth quarter to increase and anticipate full-year daily BOE production to average about the same as 2004, excluding LUKOIL.
    "With respect to downstream, some turnaround activity has been rescheduled in an effort to help stabilize U.S. supply. Near-term Gulf Coast utilization rates are expected to return to pre-hurricane levels once operations are restored at the Alliance refinery. During the Alliance downtime, we will complete turnaround activity previously scheduled for 2006. Full-year turnaround costs are anticipated to be approximately $380 million.
    "We are facing significant short-term and long-term energy challenges in the United States. Industry must work proactively with consumers and the government to find solutions. ConocoPhillips continues to pursue opportunities for increasing domestic energy supply through various liquefied natural gas projects, Canadian Oil Sands projects and projects aimed at developing Alaska and Mackenzie Delta natural gas resources. Specifically, the company and the state of Alaska recently announced an agreement in principle on base fiscal terms for a natural gas pipeline contract that progresses the development of Alaska North Slope gas. Additionally, we are advancing our plans to expand our overall refining capacity and clean fuels capabilities.
    "We look forward to updating the financial community on the status of our business and operating plans at our November 16 analyst meeting in New York."
    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 35,800 employees, $104 billion of assets, and $175 billion of annualized revenues as of September 30, 2005. For more information, go to www.conocophillips.com.



  ConocoPhillips' quarterly conference call is scheduled for 11 a.m. Eastern today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the
                     "Investor Information" link.

    For financial and operational tables and detailed supplemental information, go to
       http://www.conocophillips.com/investor/reports/index.htm

      CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
  PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "Lake Charles is expected to return to normal operations by next week"; "the Company's Alliance refinery is expected to begin partial operation in December and return to full operation in early 2006"; "we expect our production in the fourth quarter to increase and anticipate full-year daily BOE production to average about the same as 2004, excluding LUKOIL"; "near-term Gulf Coast utilization rates are expected to return to pre-hurricane levels once operations are restored at the Alliance refinery"; "during the Alliance downtime, we will complete turnaround activity previously scheduled for 2006"; "full-year turnaround costs are anticipated to be approximately $380 million", involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.


    CONTACT: ConocoPhillips, Houston
             Laura Hopkins, 281-293-6030 (media)
             or
             Gary Russell, 212-207-1996 (investors)